Launch Update: Sam Gilliam's Slice Painting at 27% Discount Inbox ×

Masterworks <notification@masterworks.com>
to me

MASTERWORKS

~27% BELOW FAIR MARKET VALUE

SAM GILLIAM





A previous Gilliam painting delivered our largest total net return to investors. Our newest offering featuring Gilliam is available for $157K, ~27% below Fair Market Value.

INVEST NOW

Why *Slice* Paintings Matter

Gilliam's Slice paintings broke the frame of painting in the 70s—and have become essential for collectors ever since. Gilliam's top 5 auction records are on Slice paintings from the early 70s, with differences in scale and more complex compositions.



Ray II (1970)

#1 Auction Record

SOTHEBY'S 2025



Lady Day II (1971)

#2 Auction Record

CHRISTIE'S 2018



Atmosp

#3 A

SOTHEB

Strong Track Record on Masterworks

In 2022, we exited an offering featuring a Gilliam painting that delivered the largest ever total net return on Masterworks (86%!) after holding for 791 days. That's a 33.1% net annualized return on their investment.



INITIAL OFFERING SIZE

$770K

SOLD FOR

$1.65M

TOTAL NET RETURN

86.0%

RETURN ON $10K INVESTMENT

$8,600

Our First-Ever *Slice* at a Discount

We've bought extensively into Gilliam's Slice market—but this is our first time ever offering one below appraised fair market value. Before acquisition, our team appraised this work at $215k. We're offering it for $157k, ~27% below that internally appraised value.


~27% BELOW APPRAISED VALUE

Until Five (1972)

Available Now for $157K

26 X 40 IN.

INVEST NOW

Offering Circular Below

MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Previous Masterworks exit featuring artwork by Sam Gilliam (Masterworks 010) and top 'Slice' auction records not included in set of similar sales to live offering (Masterworks 505). Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only.

Masterworks has offered investments in over 500 works and realized illustrative annualized net returns of 17.6%, 17.8%, and 21.5% on works held longer than one year and realized illustrative total net returns of 15%, 17%, and 19% on works held less than one year (not inclusive of unsold works which may be lower).

On August 6, 2025, the Artwork was appraised by Masterworks at a fair market value of $215,000. The fair market value appraisal, a copy of which is filed as Exhibit 99.5 to the offering statement of which this offering circular is an integral part, is relevant only as of the date it was issued and is subject to important qualifications and limitations as set forth therein. Although the Company believes the appraisal provides relevant information for investors, it should only be viewed as a statement of opinion, and undue emphasis should not be placed on the appraised amount. Valuation of unique art objects requires a high degree of subjectivity, so while the Company acknowledges that a sale at a public auction is one of the strongest indicators of value, it is not the only piece of information that should be taken into account. Unlike an auction for homogenous commodities with a deep demand base, the market for fine art is far more idiosyncratic and inefficient. The Company believes that it is typical for a buyer to overpay or underpay for an item relative to its fair market value depending on a variety of factors, where a single event can have a significant impact on supply and demand. This is the case because the art market is characterized by a limited number of potential buyers, particularly for items as valuable as the Artwork. Therefore, the singularity of each item, the timing and location of particular sales, and global economic conditions, may all significantly influence the outcome of a sale. The appraisal itself contains valuable information for potential investors, including a description of the methodology and specific attributes of the Artwork considered by Masterworks to be meaningful in the determination of fair market value. Notwithstanding the foregoing, investors should not place undue emphasis on the appraised value. For more information on Masterworks appraisal methodology, conflicts of interest and other important considerations, see "Description of Business – Art Appraisals" in this offering circular.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.